Exhibit 5

Daniel G. Gordon Vice President, Assistant General Counsel and Assistant Secretary

November 16, 2018

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062

Ladies and Gentlemen:

A Registration Statement on Form S-8 is being filed on or about the date of this letter with the Securities and Exchange Commission to register an additional $4,000,000 of Deferred Compensation Obligations (the “Obligations”) of The Allstate Corporation (“Allstate”) for issuance to participants in The Allstate Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”).  The $4,000,000 of Obligations being registered under this Registration Statement are in addition to the $4,000,000 of Obligations registered on November 14, 1996 pursuant to Registration Statement No. 333-16129.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) Restated Certificate of Incorporation of Allstate as currently in effect, (iv) the Amended and Restated By-Laws of Allstate as currently in effect, and (v) resolutions of the Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. In addition I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon the foregoing, it is my opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding Obligations of Allstate, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

The Allstate Corporation

2775 Sanders Road, Suite A2W, Northbrook, IL 60062   847-402-3776   dan.gordon1@allstate.com

I am licensed to practice law in Illinois. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Daniel G. Gordon
Daniel G. Gordon